Exhibit 3.1

Articles of Incorporation
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned execute the following Articles:
Articles I
Michigan Profit Corporation Name	STEELCASE INC.
Article II
The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which a corporation may be formed under the Business Corporation Act of Michigan.
Article III
Indicate the total number of shares which the corporation has authority to issue. Please see the Processing Information tab for fee structure for total authorized shares.
Common Shares	1
Preferred Shares
Total Shares	1
Article IV
The current resident agent at the registered office is:
Resident Agent	C T CORPORATION SYSTEM
Address
40600 ANN ARBOR RD E STE 201, PLYMOUTH, MI 48170
Mailing Address
Article V
The name and address of the incorporator/incorporators is/are as follows:
Name of individual or organization	Address
JUSTIN KLIMKO	150 WEST JEFFERSON
SUITE 100
DETROIT, MI 48226

Article VI - (Optional, leave unchecked if not applicable)

☒ When a compromise or arrangement or plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement of the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

☒ Any action required or permitted under the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares that have at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder that signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation that has custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders that would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and that have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).

Optional Article(s)
Article VII

To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of Steelcase Inc. (the “Corporation”) shall be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect the right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.